Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 7 to the Registration Statement (Form S-11 No. 333-191049) and related Prospectus of Steadfast Apartment REIT, Inc. for the registration of up to $1,100,000,000 in shares of its common stock and to the incorporation by reference therein of (i) our report dated March 16, 2015, with respect to the consolidated financial statements and schedule of Steadfast Apartment REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission, (ii) our reports dated August 8, 2014 with respect to the statements of revenues over certain operating expenses of the Villages at Spring Hill and Harrison Place Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, (iii) our reports dated November 12, 2014 with respect to the statements of revenues over certain operating expenses of the Club at Summer Valley Apartments and Terrace Cove Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, (iv) our report dated December 19, 2014 with respect to the statement of revenues over certain operating expenses of the Residences on McGinnis Ferry Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, and (v) our report dated February 2, 2015 with respect to the statement of revenues over certain operating expenses of The 1800 at Barrett Lakes Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Irvine, California
April 15, 2015